Consulting Contract

This contract between Melanie Osterman and Tomichi Creek Outfitters for services of fifteen months from the day of signing. For said services, Melanie Osterman will receive 850,000 shares of Tomichi Creek Outfitters common stock (TCKF). Services will include staffing, recruiting, and duties as CEO, President, and Director and other responsibilities related to the business. All shares will be held in escrow for provided services, securities will be released on a Pro-Rata basis for the life of the above stated contract. It is noted that the scope of services may change due to the direction of the business and both parties agree that the services may vary. It is also a condition of this contract that resell of fore mentioned securities will be under rules and regulations of State and Federal Securities Law.

/s/ Jeremy Gindro	5/8/15
Jeremy Gindro	Date
Director, TCKF

/s/ Melanie Osterman	5.8.15
Melanie Osterman	Date